STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

FIRST - Name

The name of the Corporation is:

FJHL Inc.

SECOND - Registered Agent

Its registered office in the State of Delaware is to be located at 8 The Green, Suite B, in the City of Dover, County of Kent, Zip Code 19901. The registered agent in charge thereof is Northwest Registered Agent Service, Inc.

THIRD - Purpose

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH - Stock

The amount of the total stock of this corporation is authorized to issue is 1,000,000,000 shares (number of authorized shares) with a par value of $0.00001 per share.

FIFTH - Incorporator

The name and mailing address of the incorporator are as follows:

Northwest Registered Agent Service, Inc.

8 The Green, Suite B, Dover, DE 19901

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 6th day of April, A.D. 2026.

BY: /s/ Nat Smith

Northwest Registered Agent Service, Inc., Incorporator

Nat Smith, Assistant Secretary

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:22 AM 04/06/2026

FILED 10:22 AM 04/06/2026

SR 20261590372 - File Number 1057248